Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE Systems Raises Additional $2,250,000 From Full Exercise of Over-Allotment Option

Sykesville, Maryland, September 23, 2009--GSE Systems, Inc. (GSE) (NYSE Amex – GVP), a leading global provider of real-time simulation and training solutions to the power, process, manufacturing and Government sectors, announced that it closed the sale of an additional 375,000 shares of common stock at the public offering price of $6.00 per share, pursuant to the over-allotment option exercised in full by Roth Capital Partners, LLC, the sole underwriter of its public offering.

The exercise of the over-allotment option brings the total number of shares sold by the Company in its public offering to 2,875,000 and the aggregate net proceeds received by the Company to approximately $15.9 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.  The Company intends to use the net proceeds for general working capital purposes and to fund acquisitions and other strategic opportunities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company and there shall not be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of the Securities Act of 1933, as amended.  Copies of the prospectus and prospectus supplement may be obtained from Roth Capital Partners, LLC, Attention: Equity Capital Markets, 24 Corporate Plaza Drive, Newport Beach, CA 92660, by telephone at (949) 720-7194, or via email at rothecm@roth.com.  Alternatively, these documents are available for free by visiting EDGAR on the SEC website at www.sec.gov.

About GSE Systems, Inc.

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 349 installations, and 100 customers in more than 40 countries.  Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland located in the western suburbs of Baltimore, Maryland. Our global locations include offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden and Beijing, China. Information about GSE Systems is available via the Internet at http://www.gses.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

AT THE COMPANY	INVESTOR RELATIONS CONTACT
John V. Moran	Feagans Consulting Inc.
Chief Executive Officer	Neal Feagans
Phone: (410) 970-7801	Phone: (303) 449-1184